Exhibit 99.1

BRT REALTY TRUST REPORTS

THIRD QUARTER RESULTS

Great Neck, New York — August 8, 2011 — BRT REALTY TRUST (NYSE:BRT), a real estate investment trust engaged in the business of originating and holding for investment senior mortgage loans secured by commercial and multi-family real estate in the United States,  today announced operating results for the three months ended June 30, 2011.

Third Quarter Highlights:

•                  Total revenues increased 128% to $5.34 million from the corresponding quarter in fiscal 2010.

•                  $23.6 million of mortgage loans were originated during the quarter compared to $4.2 million in the corresponding quarter in fiscal 2010.

•                  Net income attributable to common shareholders was $3.17 million, or $0.23 per share, compared to a net loss of $2.97 million, or $0.21 per share, for the corresponding quarter in fiscal 2010.

Operating Results:

Total revenues for the three months ended June 30, 2011 were approximately $5.34 million, an increase of 128% from the corresponding quarter in the prior year.  The increase is attributable to increased interest on real estate loans of $2.17 million, increased loan fee income of $642,000, and the increase in recovery of previously provided allowance of $637,000, increases of 367%, 1,338% and 175%, respectively.  During the current quarter, the Trust originated approximately $23.6 million in loans compared to $4.2 million in the corresponding quarter in the prior year.

Total expenses decreased by approximately $2.86 million, or 45%, in the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010, due primarily to a $2.63 million impairment charge in the prior year period and to a lesser extent, a $277,000 decrease in interest on borrowed funds.

Net income attributable to common shareholders was $3.17 million, or $.23 per share, in the current quarter compared to a net loss of $2.97 million, or $0.21 per share, in the corresponding quarter of the prior year.

Reference to Form 10-Q:

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2011 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website.

About BRT Realty Trust:

BRT Realty Trust is a business trust organized in Massachusetts. BRT’s primary business is to originate and hold for investment senior mortgage loans secured by commercial and multi-family real estate property in the United States. It also originates loans to persons purchasing their own or third party mortgage debt at a discount.

For additional financial and descriptive information on BRT, its operations and its portfolio, please refer to its website at: www.BRTRealty.com.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our loan origination activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2010.

Contact:  David W. Kalish – (516) 466-3100

BRT REALTY TRUST

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Interest and fees on loans	$3,518	$984	$6,938	$2,943
Rental revenue from real estate properties	763	871	2,576	2,610
Recovery of previously provided allowance	1,002	365	3,568	365
Other revenues	61	125	411	335
Total revenues	5,344	2,345	13,493	6,253

Expenses:
Interest - borrowed funds	452	729	1,651	2,167
Provision for loan loss	—	—	—	3,165
Impairment charges	—	2,625	—	2,625
General and administrative expenses	1,585	1,565	4,645	4,581
Operating expenses on real estate properties	889	918	2,655	2,587
Other expenses	582	530	1,773	1,449
Total expenses	3,508	6,367	10,724	16,574

Total revenues less total expenses	1,836	(4,022)	2,769	(10,321)

Equity in earnings of unconsolidated ventures	60	33	195	143
Gain on sale of available-for-sale securities	176	—	1,190	1,586
Loss on extinguishment of debt	—	—	(2,138)	—
Income (loss) from continuing operations	2,072	(3,989)	2,016	(8,592)

Discontinued operations:
Loss from operations	—	(54)	—	(596)
Impairment Charges	—	—	—	(745)
Gain on sale of real estate assets	645	643	1,342	1,918
Discontinued operations	645	589	1,342	577

Net income (loss)	2,717	(3,400)	3,358	(8,015)

Less net loss attributable to noncontrolling interest	455	429	1,153	1,166

Net income (loss) attributable to common shareholders	$3,172	$(2,971)	$4,511	$(6,849)

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.18	$(0.25)	$0.22	$(0.54)
Discontinued operations	$0.05	0.04	0.10	0.04
Basic and diluted earnings(loss) per share	$0.23	$(0.21)	$0.32	$(0.50)

Amounts attributable to BRT Realty Trust:
Income(loss) from continuing operations	$2,527	$(3,560)	$3,169	$(7,426)
Discontinued operations	645	589	1,342	577
Net income (loss)	$3,172	$(2,971)	$4,511	$(6,849)

Weighted average number of common shares outstanding:
Basic and diluted	14,070,774	14,106,816	14,031,861	13,800,708